Exhibit 99.1

CONTACT:

Michael W. Kaplan

Chief Financial Officer

(714) 414-4003

PACIFIC SUNWEAR ANNOUNCES SECOND QUARTER OPERATING RESULTS;

ISSUES THIRD QUARTER GUIDANCE

– Comparable sales up 5%

ANAHEIM, Calif., August 22, 2012 — Pacific Sunwear of California, Inc. (NASDAQ: PSUN) (the “Company”), announced today that net sales for the second quarter of fiscal 2012 ended July 28, 2012, were $210.3 million versus net sales of $200.9 million for the second quarter of fiscal 2011 ended July 30, 2011.

On a GAAP basis, the Company reported a loss from continuing operations of $17.5 million, or $(0.26) per share, for the second quarter of fiscal 2012, compared to a loss from continuing operations of $17.5 million, or $(0.26) per share, for the second quarter of fiscal 2011. The loss from continuing operations for the Company’s second quarter of fiscal 2012 included a non-cash loss of $8.2 million, or $0.12 per share, related to a derivative liability that resulted from the issuance of the Convertible Series B Preferred Stock (the “Series B Preferred”) in connection with the term loan financing the Company completed in December 2011.

On a non-GAAP basis, excluding the non-cash loss on derivative liability and using a normalized annual income tax rate of approximately 37%, the Company’s loss from continuing operations for the second quarter of fiscal 2012 would have been $5.8 million, or $(0.08) per share, as compared to a loss from continuing operations of $11.1 million, or $(0.17) per share, for the same period a year ago.

“Our 5% comparable store sales, 260 basis point increase in merchandise margins, and positive operating cash flow for the second quarter further demonstrate our belief that customers are beginning to rediscover PacSun, including our improved merchandising and brand mix, and our distinct Golden State of Mind brand identity,” said Gary H. Schoenfeld, President and Chief Executive Officer. “Newer brands helped drive a 7% comp in our Men’s business, which represents our biggest increase in Men’s since 2004. Women’s continued to improve as well with a 2% comp and higher margins, and we also achieved a 15% increase in online sales.”

Financial Outlook for Third Fiscal Quarter of 2012

The Company’s guidance range for the third quarter of fiscal 2012 contemplates a non-GAAP net loss per share from continuing operations of between negative 8 cents and flat.

The forecasted third quarter non-GAAP loss from continuing operations per share guidance range is based on the following assumptions:

•	Same-store sales of negative 2% to plus 2%;

•	Gross margin rate, including buying, distribution and occupancy, of 25% to 28%;

•	SG&A expenses in the range of $62 million to $64 million; and

•	A normalized annual income tax rate of approximately 37%.

The Company’s third fiscal quarter of 2012 guidance range excludes the quarterly impact of the change in the fair value of the derivative liability due to the inherently variable nature of this financial instrument.

Discontinued Operations

In accordance with applicable accounting literature and consistent with the Company’s financial statement presentation in its fiscal 2011 annual report, the Company has reclassified the results of operations of its closed stores as discontinued operations for all periods presented, as applicable.

Derivative Liability

In fiscal 2011, as a result of the issuance of the Series B Preferred in connection with the Company’s $60 million senior secured term loan financing with an affiliate of Golden Gate Capital, the Company recorded a derivative liability equal to approximately $15.0 million, which represents the fair value of the Series B Preferred upon issuance. In accordance with applicable U.S. GAAP, the Company has marked this derivative liability to fair value through earnings and will continue to do so on a quarterly basis until the shares of Series B Preferred are either converted into shares of the Company’s common stock or until the conversion rights expire (December 2021). The Company’s third fiscal quarter of 2012 earnings guidance excludes the quarterly impact of the change in the fair value of the derivative liability due to the inherently variable nature of this financial instrument.

About Pacific Sunwear of California, Inc.

Pacific Sunwear of California, Inc. and its subsidiaries (collectively, “PacSun” or the “Company”) is a leading specialty retailer rooted in the action sports, fashion and music influences of the California lifestyle. The Company sells a combination of branded and proprietary casual apparel, accessories and footwear designed to appeal to teens and young adults. As of August 22, 2012, the Company operates 727 stores in all 50 states and Puerto Rico. PacSun’s website address is www.pacsun.com.

The Company will be hosting a conference call today at 4:30 p.m. Eastern time to review the results of its second fiscal quarter. A telephonic replay of the conference call will be available, beginning approximately two hours following the call, for one week and can be accessed in the United States and Canada at (855) 859-2056 or internationally at (404) 537-3406; passcode: 78167566. For those unable to listen to the live Web broadcast or utilize the call-in replay, an archived version will be available on the Company’s investor relations website through midnight, November 28, 2012.

About Non-GAAP Financial Measures

This press release and the accompanying tables include non-GAAP financial measures. For a description of these non-GAAP financial measures and reconciliations of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles, please see the accompanying table titled “Reconciliation of Selected GAAP Measures to Non-GAAP Measures” and the section following such table titled “About Non-GAAP Financial Measures.”

Pacific Sunwear Safe Harbor

This press release contains “forward-looking statements” including, without limitation, the statements made by Mr. Schoenfeld in the fourth paragraph and the statements made under the heading “Financial Outlook for Third Fiscal Quarter of 2012.” In each case, these statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company intends that these forward-looking statements be subject to the safe harbors created thereby. These statements are not historical facts and involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Uncertainties that could adversely affect the Company’s business and results include, among others, the following factors: increased sourcing and product costs; adverse changes in economic conditions generally; adverse changes in consumer spending; changes in consumer demands and preferences; adverse changes in same-store sales; higher than anticipated markdowns and/or higher than estimated selling, general and administrative costs; currency fluctuations; competition from other retailers and uncertainties generally associated with apparel retailing; merchandising/fashion risk; lower than expected sales from private label merchandise;

reliance on key personnel; economic impact of natural disasters, terrorist attacks or war/threat of war; shortages of supplies and/or contractors as a result of natural disasters or terrorist acts, which could cause unexpected delays in store relocations, renovations or expansions; reliance on foreign sources of production; and other risks outlined in the Company’s filings with the Securities and Exchange Commission (“SEC”), including but not limited to the Company’s Annual Report on Form 10-K for the fiscal year ended January 28, 2012, and subsequent periodic reports filed with the SEC. Historical results achieved are not necessarily indicative of future prospects of the Company. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update or revise any such forward-looking statements to reflect events or circumstances that occur after such statements are made. Nonetheless, the Company reserves the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.

PACIFIC SUNWEAR OF CALIFORNIA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share data)

	Second Quarter Ended		First Half Ended
	July 28, 2012	July 30, 2011	July 28, 2012	July 30, 2011
Net sales	$210,305	$200,915	$384,129	$372,796
Gross margin	57,799	47,337	98,785	80,529
SG&A expenses	63,508	63,842	122,774	124,798

Operating loss	(5,709)	(16,505)	(23,989)	(44,269)
Other expense, net	11,673	571	8,649	1,113

Loss before income taxes	(17,382)	(17,076)	(32,638)	(45,382)
Income taxes	156	376	523	726

Loss from continuing operations	(17,538)	(17,452)	(33,161)	(46,108)
Loss from discontinued operations, net of tax	—	(1,807)	—	(4,621)

Net loss	$(17,538)	$(19,259)	$(33,161)	$(50,729)

Loss from continuing operations per share:
Basic and Diluted	$(0.26)	$(0.26)	$(0.49)	$(0.70)

Loss from discontinued operations per share:
Basic and Diluted	$—	$(0.03)	$—	$(0.07)

Net loss per share:
Basic and Diluted	$(0.26)	$(0.29)	$(0.49)	$(0.77)

Weighted-average shares outstanding:
Basic and Diluted	67,738	66,344	67,662	66,274

PACIFIC SUNWEAR OF CALIFORNIA, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)

	July 28, 2012	January 28, 2012	July 30, 2011
ASSETS
Current assets:
Cash and cash equivalents	$34,830	$50,306	$13,252
Restricted cash	405	8,593	—
Inventories	144,797	88,740	163,332
Prepaid expenses	17,165	15,506	16,893
Other current assets	6,366	6,272	5,667

Total current assets	203,563	169,417	199,154
Property and equipment, net	137,440	149,716	170,879
Other long-term assets	35,130	35,998	32,119

Total assets	$376,133	$355,131	$402,152

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$85,852	$38,914	$97,411
Other current liabilities	74,891	68,369	40,714

Total current liabilities	160,743	107,283	138,125
Deferred lease incentives	16,728	17,681	24,681
Deferred rent	16,517	16,602	19,050
Long-term debt	74,414	73,910	28,828
Other long-term liabilities	26,201	26,558	25,859

Total liabilities	294,603	242,034	236,543
Total shareholders’ equity	81,530	113,097	165,609

Total liabilities and shareholders’ equity	$376,133	$355,131	$402,152

PACIFIC SUNWEAR OF CALIFORNIA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in thousands)

	First Half Ended
	July 28, 2012	July 30, 2011
Cash flows from operating activities:
Net loss	$(33,161)	$(50,729)
Depreciation and amortization	17,765	22,437
Asset impairment	3,540	5,785
Non-cash stock-based compensation	1,466	1,736
Loss on disposal of property and equipment	118	63
Amortization of debt discount	787	—
Loss on derivative liability	1,886	—
Changes in operating assets and liabilities:
Inventories	(56,057)	(67,631)
Accounts payable and other current liabilities	52,500	55,810
Other assets and liabilities	(2,393)	(11,188)

Net cash used in operating activities	(13,549)	(43,717)
Cash flows from investing activities:
Capital expenditures	(9,068)	(6,938)
Restricted cash	8,188	—
Proceeds from insurance settlements	653	300

Net cash used in investing activities	(227)	(6,638)
Cash flows from financing activities:
Payments under credit facility borrowings	(1,254)	—
Proceeds from exercise of stock options	181	314
Principal payments under capital lease obligations	(362)	(169)
Principal payments under mortgage borrowings	(265)	(248)

Net cash used by financing activities	(1,700)	(103)

Net decrease in cash and cash equivalents	(15,476)	(50,458)
Cash and cash equivalents, beginning of period	50,306	63,710

Cash and cash equivalents, end of period	$34,830	$13,252

PACIFIC SUNWEAR OF CALIFORNIA, INC.

SELECTED STORE OPERATING DATA

	July 28, 2012	July 30, 2011
Stores open at beginning of year	733	852
Stores opened during the period	2	—
Stores closed during the period	(8)	(31)

Stores open at end of period	727	821

	July 28, 2012		July 30, 2011
	# of Stores	Square Footage (000s)	# of Stores	Square Footage (000s)
PacSun Core stores	607	2,351	700	2,712
PacSun Outlet stores	120	486	121	489

Total stores	727	2,837	821	3,201

PACIFIC SUNWEAR OF CALIFORNIA, INC.

RECONCILIATION OF SELECTED GAAP MEASURES TO NON-GAAP MEASURES

(Unaudited, in thousands, except per share data)

	Second Quarter Ended		First Half Ended
	July 28, 2012	July 30, 2011	July 28, 2012	July 30, 2011
GAAP SG&A expenses	$63,508	$63,842	$122,774	$124,798
Store closure charges:
- Asset impairments	(133)	—	(162)	—
- Lease terminations	(44)	—	(138)	—

Non-GAAP SG&A expenses	$63,331	$63,842	$122,474	$124,798

GAAP loss from continuing operations	$(17,538)	$(17,452)	$(33,161)	$(46,108)
Store closure charges, net of tax:
- Asset impairment	84	—	102	—
- Lease terminations	28	—	87	—
Derivative liability	8,219	—	1,886	—
Valuation allowance	3,457	6,356	11,620	16,958

Non-GAAP loss from continuing operations	$(5,750)	$(11,096)	$(19,466)	$(29,150)

GAAP loss from continuing operations per share	$(0.26)	$(0.26)	$(0.49)	$(0.70)
Store closure charges, net of tax:
- Asset impairment	—	—	—	—
- Lease terminations	—	—	—	—
Derivative liability	0.12	—	0.03	—
Valuation allowance	0.05	0.09	0.17	0.26

Non-GAAP loss from continuing operations per share	$(0.08)	$(0.17)	$(0.29)	$(0.44)

Shares used in calculation	67,738	66,344	67,662	66,274

ABOUT NON-GAAP FINANCIAL MEASURES

The accompanying press release dated August 22, 2012, contains non-GAAP financial measures. These non-GAAP financial measures include non-GAAP SG&A expenses, non-GAAP loss from continuing operations and non-GAAP loss from continuing operations per share for the second quarters and first half of fiscal 2012 and 2011 and non-GAAP loss from continuing operations per share guidance for the third quarter of fiscal 2012. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same names and may differ from non-GAAP financial measures with the same or similar names that are used by other companies. The Company computes non-GAAP financial measures using the same consistent method from quarter to quarter and year to year. The Company may consider whether other significant items that arise in the future should be excluded from the non-GAAP financial measures. The Company has excluded the following items from all of its non-GAAP financial measures:

•	Store closure charges

•	Derivative liability

•	Valuation allowance

The Company believes that these non-GAAP financial measures provide meaningful supplemental information regarding the Company’s operating results primarily because they exclude amounts that are not considered part of ongoing operating results when planning and forecasting and when assessing the performance of the organization, individual operating segments or its senior management. In addition, the Company believes that non-GAAP financial information is used by analysts and others in the investment community to analyze the Company’s historical results and in providing estimates of future performance and that failure to report these non-GAAP measures, could result in confusion among analysts and others and create a misplaced perception that the Company’s results have underperformed or exceeded expectations.